Exhibit 99.1

For Immediate Release

Cephalon Receives Complete Response Letter for NUVIGIL for the Treatment of Excessive Sleepiness Associated with Jet Lag Disorder

FRAZER, Pa. — March 29, 2010 — Cephalon, Inc. (Nasdaq: CEPH) today announced the company has received a Complete Response letter from the U.S. Food and Drug Administration (FDA)for its supplemental new drug application for NUVIGIL® (armodafinil) Tablets [C-IV] in the treatment of patients with excessive sleepiness associated with jet lag disorder resulting from eastbound travel.

As the first company to study a treatment option to improve wakefulness associated with jet lag disorder, Cephalon worked closely with the FDA to design a special protocol assessment (SPA) that would evaluate the experience of a typical eastbound airline traveler.  Clinical efficacy was evaluated using two primary endpoints: an objective assessment — the Multiple Sleep Latency Test (MSLT), and a subjective assessment — the Patient Global Impression of Severity (PGI-S).  Patients taking NUVIGIL (150 mg/day) showed a statistically significant improvement over placebo as measured by the MSLT [p<0.0001] and the PGI-S [p=0.044].  The most common adverse events associated with NUVIGIL treatment (five percent or greater) were headache, nausea, insomnia, diarrhea and palpitations. There were no reports of serious rash observed in the trial participants and no new safety signals were observed in the clinical trial.

“Although we reached statistical significance on both primary endpoints, the Complete Response letter raised questions regarding the robustness of the PGI-S data,” said Dr. Lesley Russell, Cephalon’s Chief Medical Officer.  “We have already reviewed this issue with the FDA and will be scheduling a meeting with the Agency in the near future to discuss it further.”

About NUVIGIL

NUVIGIL, the longer-lasting isomer of modafinil, was launched in the United States in June 2009. It is indicated to improve wakefulness in patients with excessive sleepiness associated with treated obstructive sleep apnea (OSA), shift work disorder (SWD), or narcolepsy. NUVIGIL is not approved as a treatment for jet lag disorder or its associated symptoms. The NUVIGIL (armodafinil) label includes a bolded warning for serious or life-threatening rash, including Stevens-Johnson Syndrome, that has been reported in adults in association with the use of armodafinil and in adults and children in association with the use of modafinil, a racemic mixture of S and R modafinil (the latter is armodafinil, the active ingredient in NUVIGIL).  NUVIGIL is not approved for use in pediatric patients for any indication.

The most common adverse events in controlled clinical trials (five percent or greater) were headache, nausea, dizziness, and insomnia.  Full prescribing information for NUVIGIL is available at www.NUVIGIL.com.

About Cephalon, Inc.

Cephalon is an international biopharmaceutical company dedicated to discovering, developing and bringing to market medications for difficult to treat and rare conditions.  Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients around the world in several therapeutic areas.  Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 3,000 people worldwide.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Key business units are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries.

The company’s proprietary products in the United States include: NUVIGIL, TREANDA® (bendamustine hydrochloride) for Injection, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), FENTORA® (fentanyl buccal tablet) [C-II], PROVIGIL® (modafinil) Tablets [C-IV], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, clinical development of NUVIGIL, prospects for and frequency of filing new indications for NUVIGIL, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

Contacts:

Media:	Investor Relations:
Candace Steele Flippin	Chip Merritt
610-727-6231 (office)	610-738-6376 (office)
csteele@cephalon.com	cmerritt@cephalon.com